Exhibit 4.1

FRONTIER COMMUNICATIONS CORPORATION

and

THE BANK OF NEW YORK MELLON,

as Trustee

FIRST AMENDMENT TO THE FOURTH SUPPLEMENTAL INDENTURE

Dated as of October 1, 2012

FIRST AMENDMENT TO THE FOURTH SUPPLEMENTAL INDENTURE, dated as of October 1, 2012 (this “Amendment”), between FRONTIER COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee have duly executed and delivered an Indenture, dated as of April 9, 2009 (the “Base Indenture”), as supplemented and amended by the First Supplemental Indenture, dated as of April 9, 2009 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of October 1, 2009 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of May 22, 2012 (the “Third Supplemental Indenture”) and the Fourth Supplemental Indenture, dated as of August 15, 2012 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), providing for the authentication, issuance and delivery of notes to be issued in one or more series from time to time by the Company (the “Securities”);

WHEREAS, pursuant to the terms of the Base Indenture and the Fourth Supplemental Indenture, the Company issued $600,000,000 aggregate principal amount of 7.125% Senior Notes due 2023 on August 15, 2012 (the “Existing Notes”);

WHEREAS, pursuant to the terms of the Base Indenture and the Fourth Supplemental Indenture, as supplemented and amended by this Amendment, the Company desires to issue $250,000,000 in an aggregate principal amount of additional notes of its 7.125% Senior Notes due 2023 (the “Additional Notes”) to be issued under the Base Indenture and the Fourth Supplemental Indenture, as supplemented and amended by this Amendment, which may be authenticated and delivered as provided in the Base Indenture and the Fourth Supplemental Indenture, as supplemented and amended by this Amendment;

WHEREAS, the Company desires that the Additional Notes will be fully fungible and form a single series voting together as one class with the Existing Notes and will have the same CUSIP number as the Existing Notes;

WHEREAS, the Company desires to supplement and amend the provisions of the Base Indenture, as supplemented by the Fourth Supplemental Indenture, to increase the aggregate principal amount of the 7.125% Senior Notes due 2023 permitted to be issued thereunder in order to provide for the issuance of the Additional Notes;

WHEREAS, Section 9.01 of the Base Indenture expressly permits the Company, when authorized by a Board Resolution, and the Trustee, upon the written request of the Company, to enter into one or more supplemental indentures for the purposes, inter alia, of providing for the issuance of and establishing the forms and terms of Notes of any series as permitted by Sections 2.01 and 2.02 of the Base Indenture, and permits the execution of such supplemental indentures without the consent of the Holders of any Notes then Outstanding;

WHEREAS, as contemplated by Section 2.02 of the Base Indenture, Section 2.02 of the Fourth Supplemental Indenture permits the Company to amend the Fourth Supplemental Indenture in order to increase the aggregate principal amount of the Notes issued thereunder without the consent of the Holders of Notes;

WHEREAS, for the purposes hereinabove recited, and pursuant to a Board Resolution and due corporate action, the Company has duly determined to execute and deliver to the Trustee this Amendment to the Fourth Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Amendment;

WHEREAS, no consent of any Holder is required to execute and deliver this Amendment; and

WHEREAS, all conditions and requirements necessary to make this Amendment a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof has been in all respects duly authorized;

NOW, THEREFORE, in consideration of the covenants and agreements set forth in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

Article 1.  Additional Notes.

Section 1.1. The Additional Notes.  Pursuant to Sections 2.01, 2.02 and 9.01 of the Base Indenture and Section 2.02 of the Fourth Supplemental Indenture, the Company hereby (A) amends Section 2.01(b) of the Fourth Supplemental Indenture to provide that the maximum aggregate principal amount of the 7.125% Senior Notes due 2023 is increased to $850,000,000 and (B) authorizes the issuance of the Additional Notes in the principal amount of $250,000,000.

Section 1.2. Ranking; Fungibility with Existing Notes. The Additional Notes will be fully fungible and will be consolidated to form a single series voting together as one class with the Existing Notes, to which such Additional Notes are identical in all terms and conditions.  The Additional Notes will have the same CUSIP number as the Existing Notes.  All Additional Notes issued under the Base Indenture and Fourth Supplemental Indenture, as supplemented and amended by this Amendment, will, when issued, be subject to and be entitled to the benefit of all of the terms, conditions and provisions of the Base Indenture and Fourth Supplemental Indenture, as supplemented and amended by this Amendment.

Section 1.3. Execution and Authentication of the Additional Notes. The Company shall execute and the Trustee shall, pursuant to a Company Order, as defined in the Base Indenture, delivered as of the date hereof, authenticate the Additional Notes in substantially the form of Exhibit A to the Fourth Supplemental Indenture.

Article 2. Miscellaneous.

Section 2.01. Indenture Remains in Full Force and Effect.  Except as amended and supplemented hereby, all provisions in the Indenture, including the Fourth Supplemental Indenture, shall remain in full force and effect.

Section 2.02. Ratification of Indenture. This Amendment shall constitute a supplemental indenture for purposes of the Indenture and an amendment to the Fourth Supplemental Indenture. Each of the Base Indenture and the Fourth Supplemental Indenture, as supplemented and amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed a part of the Base Indenture and the Fourth Supplemental Indenture in the manner and to the extent herein and therein provided.

Section 2.03. GOVERNING LAW. THIS AMENDMENT AND EACH NOTE ISSUED UNDER THE BASE INDENTURE AND THE FOURTH SUPPLEMENTAL INDENTURE, AS AMENDED BY THIS AMENDMENT, SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

Section 2.04. Direction to Trustee. The Company hereby directs the Trustee to execute and deliver this Amendment pursuant to Section 9.01 of the Base Indenture and Section 2.02 of the Fourth Supplemental Indenture.

Section 2.05. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 2.06. Successors. All covenants and agreements of the Company in this Amendment, the Base Indenture, as supplemented and amended by the Fourth Supplemental Indenture, and the Notes shall bind its successors and assigns. All covenants and agreements of the Trustee in this Amendment and the Fourth Supplemental Indenture shall bind its successors and assigns.

Section 2.07. Severability. In case any provision in this Amendment, the Base Indenture, as supplemented and amended by the Fourth Supplemental Indenture, or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.08. Counterpart Originals. The parties may sign counterparts of this Amendment. Each signed counterpart shall be an original, but all of them together represent the same agreement.

Section 2.09. Table of Contents, Headings, etc. The headings in this Amendment have been inserted for convenience of reference only, are not to be considered a part of this Amendment and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

COMPANY:

FRONTIER COMMUNICATIONS CORPORATION

By: /s/ Donald R. Shassian
                   Name: Donald R. Shassian
Title:   Executive Vice President and Chief Financial Officer

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By: /s/ Laurence J. O'Brien
Name:  Laurence J. O'Brien
Title:    Vice President